Exhibit 99.1

Hannon Armstrong Announces 12% Annual Core Earnings Per Share Growth,

Guides to 14%-19% Annual Core Earnings Per Share Growth in 2016

ANNAPOLIS, Md., February 25, 2016 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported Core Earnings, a non GAAP financial measure for the year ended December 31, 2015, were $33.5 million, or $1.04, per share as compared to $20.3 million, or $0.93, per share in 2014. Core Earnings for the quarter ended December 31, 2015, were $9.5 million, or $0.25 per share as compared to $0.27 per share in same quarter last year. A reconciliation of our Core Earnings to GAAP net income is included in this press release.

On a GAAP basis, the Company recorded net income for the year ended December 31, 2015 of $8.0 million, or $0.21 per share, as compared to $9.6 million, or $0.43 per share in 2014. GAAP net income for the quarter ended December 31, 2015, was $2.3 million, or $0.05 per share, as compared to $1.5 million, or $0.05 per share, in the same quarter in 2014.

“Given the volatile Q4 market environment, we were able to negotiate better economics on several transactions, which delayed their closings to the end of Q4. While the delay impacted Core Earnings for the quarter, the improved economics over the life of these deals will more then offset this impact,” said CEO Jeffrey Eckel. “In addition, we increased leverage and locked in more fixed rate debt, and have now achieved our 70% fixed rate target. While these factors resulted in Core Earnings slightly below annual guidance, we believe these were the right actions to take to better position the company for 2016 and beyond.”

2015 Highlights

•	Closed $340 million of transactions in the fourth quarter of 2015 and $935 million for the year, compared to approximately $875 million in 2014

•	Delivered 12% annual Core EPS Growth

•	15% increase in dividend to $0.30 per share, for yield of 6.9% based on our closing stock price of $17.28 on February 24, 2016

•	Grew balance sheet above $1.4 billion, with over 105 separate investments

•	Grew December 31, 2015 yield to 6.2% from 6.0% at September 30, 2015

•	Raised approximately $100 million in a follow-on equity offering in October 2015

•	Achieved 71% fixed rate debt target, including adding approximately $280 million of fixed rate and hedged debt in the quarter

•	Debt to equity ratio 2.1 to 1 as of December 31, 2015

•	Diversified pipeline of over $2.5 billion in over 125 investment opportunities

Guidance

The Company projects annualized Core Earnings growth in the range of 14% to 19% per diluted share for 2016 and continued double-digit Core Earnings growth for 2017. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; and (iv) changes in costs and expenses reflective of the Company’s forecasted operations. All guidance is based on current expectations of future economic conditions, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

“We are seeing higher spreads on assets and a stronger pipeline for 2016. Yet, the continued volatility in the markets leads us to guide to a wider range for 2016,” said CEO Jeffrey Eckel. “We continue to believe that our focus on senior or preferred positions in projects will benefit us during this volatile period.”

Portfolio

Our Portfolio totaled $1,348 million at December 31, 2015, and included $415 million of energy efficiency investments, $907 million of renewable energy (wind and solar) transactions and $26 million of other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of December 31, 2015:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	(dollars in millions)
Financing receivables	$401	$383	$—	$784	$—	$784
Financing receivables held-for-sale	60	—	—	60	—	60
Investments	—	16	13	29	—	29
Real estate(5)	—	156	—	156	—	156
Equity method investments	—	—	—	—	319	319

Total	$461	$555	$13	$1,029	$319	$1,348

% of Debt and Real Estate Portfolio	45%	54%	1%	100%	N/A	N/A
Average Remaining Balance(6)	$12	$9	$13	$10	$27	$12

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $297 million of U.S. federal government transactions and $164 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $12 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $175 million of internally rated residential solar loans where the cash flows which support our financing receivables are subordinated to the tax equity investors (whose return is largely derived from the renewable energy tax incentives) and for which we rely on certain tax related indemnities of the publicly traded residential solar provider.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Consists of minority ownership interest in operating wind projects in which we earn a preferred return.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 77 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $26 million.

Fourth Quarter Financial Results

Hannon Armstrong reported fourth-quarter 2015 Core Earnings of $9.5 million or $0.25 per share, as compared with Core Earnings of $7.1 million, or $0.27 per share, in Q4 2014. Core Total Revenue increase of approximately $5 million was offset by higher interest expense of approximately $2 million and higher Core Other Expenses, net of approximately $0.7 million. Delays in closing of transactions described above and an increase in the amount of fixed rate debt resulted in lower Core Earnings per share for the quarter.

As of December 31, 2015, we had 71% of our debt at fixed rates as shown in the chart below:

	December 31, 2015	% of Total
	($ in millions)
Floating-Rate Borrowings	$260	29%
Fixed-Rate debt	651	71%

Total Debt(1)	$911	100%

(1)	Includes match-funded other nonrecourse debt of $101 million where the debt is match-funded with corresponding assets. Floating-Rate Borrowing includes approximately $13 million of non-recourse debt which has not been hedged. Fixed-Rate debt includes the present notional value of non-recourse debt that is hedged using interest rate swaps.

As of December 31, 2015, leverage, as measured by debt-to-equity, was 2.1 to 1. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically borrowings with U.S. government obligors).

“Over the last six months of the year, we raised approximately $380 million of additional fixed rate debt, $100 million of equity and added an additional $50 million of capacity to our credit facility,” said Chief Financial Officer Brendan Herron. “We believe this additional financing, including new lenders, positions us well to take advantage of opportunities in 2016.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13630824. The replay will be available until March 3, 2016.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) provides debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring and predictable cash flows. We are based in Annapolis, Maryland, and we elected and are structured as a real estate investment trust (REIT) for federal income-tax purposes.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to finance energy efficiency, renewable energy and sustainable infrastructure projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification, as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this Form 10-K. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this press release, whether as a result of new information, future events or otherwise.

    The risks included here are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

Core Total Revenue, Core Total Investment Revenue, net of investment interest expense and provision, Core Other Expenses, net and Core Earnings (“Core Financial Metrics”) are non-GAAP financial measures. Core Total Revenue reflects the wind equity investments adjusted to an effective interest method and the add-back of non-cash real estate intangible amortization and the provision for credit losses, if any.

Our equity method investments in the wind projects are structured using typical wind partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership flips and the wind energy company, which operates the project, receives the majority of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. Given this structure, we negotiated our purchase price of our wind investments based on our assessment of the expected cash flows from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. Under U.S. GAAP, we are required to account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in which we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, in this case, at the end of the immediately preceding quarter after adjusting for any distributions or contributions made during such quarter. As HLBV incorporates non-cash items, such as depreciation, and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, the HLBV allocation does not, in our opinion, reflect the economics of our investments. As a result, and in an attempt to treat these investments in a manner similar to our other investments and our initial valuation, in calculating our Core Total Revenue for the above periods, we adjusted the income we receive from these investments as if we were recognizing income or loss based on an effective interest methodology. Generally, under this methodology income is recognized over the life of the asset using a constant effective yield. The initial constant effective yield we selected is equal to the discount rates we used in making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the income or loss we receive from these investments for purposes of calculating our Core Total Revenue in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses is projected to change in 2019 in our transactions with JPMorgan Chase & Co. (“JPMorgan”), which is expected to result in an increase of the amount of HLBV profits or losses allocated to us. In June 2015, JPMorgan and one of the project holding companies entered into an agreement regarding the treatment of certain tax matters that had the impact of reducing our expected future cash flows from that holding company. As a result of this agreement, JPMorgan paid us approximately $3 million, which effectively reduced our investment in that entity. In accordance with the methodology described above, we have calculated a new constant effective yield based upon the reduced investment amount and the reduction in expected future cash flows. We used this new effective yield, which is not materially different from our initial constant effective yield, beginning with the quarter ended September 30, 2015.

We have borrowed approximately $234 million on a nonrecourse basis using our equity method investments as collateral. Included in our U.S. GAAP investment interest expense for the year ended December 31, 2015, was approximately $7 million of interest expense related to these nonrecourse loans. For the year ended December 31, 2015, we collected cash distributions from our wind investments of approximately $25 million (in addition to the $3 million payment), of which $13 million represents our Core Earnings adjustment for these investments based upon the effective yield methodology discussed above.

Core Other Expenses, net reflects the add back of non-cash equity-based compensation, amortization of intangible assets, GAAP HLBV income or loss on our equity method investments, and business acquisition costs, if any. Core Earnings represent earnings utilizing the adjustments for Core Total Revenue and Core Other Expenses, net and adjusting for any non-cash taxes and the minority interest. Our Core Financial Metrics are also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, if any, as approved by a majority of our independent directors.

We believe that the Core Financial Metrics provide additional measures of our core operating performance by eliminating the impact of certain non-cash income and expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and a comparison of our operating results from period to period. Our management uses Core Financial Metrics in this way. We believe that our investors also use our Core Financial Metrics or a comparable supplemental performance measure to evaluate and compare our performance to our peers, and as such, we believe that the disclosure of our Core Financial Metrics is useful to our investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flows from operating activities (determined in accordance with GAAP), a measure of our liquidity or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating our Core Financial Metrics may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The table below provides a reconciliation of the GAAP Total Revenue to Core Total Revenue:

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	($ in thousands)
Total Revenue (GAAP)	$16,195	$13,003	$58,679	$45,275
Adjustments:
Real estate intangibles (1)	391	127	1,179	276
Equity affiliate adjustment (2)	3,924	2,376	13,307	2,376

Core Total Revenue, Adjustments	4,315	2,503	14,486	2,652

Core Total Revenue	$20,510	$15,506	$73,165	$47,927

(1)	Reflects add back of non-cash amortization of lease intangibles related to in-place leases for land acquired in a business combination under GAAP.
(2)	See discussion of Core Earnings above.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net:

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	($ in thousands)
Other Expenses, net (GAAP)	$6,449	$5,868	$24,142	$18,824
Adjustments:
Non-cash equity-based compensation charge (1)	(2,913)	(1,559)	(10,641)	(5,187)
Business combination acquisition costs (2)	—	(1,353)	—	(2,456)
Equity method income (loss)	63	—	(98)	—
Amortization of intangibles (3)	(50)	(51)	(203)	(203)

Core Other Expenses, net Adjustments	(2,900)	(2,963)	(10,942)	(7,846)

Core Other Expenses, net	$3,549	$2,905	$13,200	$10,978

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in the Core Earnings per share calculation.
(2)	Acquisition related costs, such as legal fees or third party transaction based fees associated with transactions that are accounted for as a business combination.
(3)	Adds back non-cash amortization of pre IPO intangibles.

We calculated our Core Earnings and provided a reconciliation of our net income to Core Earnings for the three months and years ended December 31, 2015 and 2014, respectively, in the table below:

	For the Three Months Ended		For the Year Ended
	December 31, 2015	Per Share	December 31, 2015	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$2,246	$0.05	$7,958	$0.21
Adjustments:
Core Total Revenue, Adjustments	4,315		14,486
Core Other Expenses, net Adjustments	2,900		10,942
Net income attributable to minority interest	14		76
Non-cash provision for taxes	—		46

Core Earnings(1)	$9,475	$0.25	$33,508	$1.04

(1)	Core Earnings per share for the quarter and for the year ended December 31, 2015, are based on 37,429,369 shares and 32,310,395 shares, respectively, which represent the weighted average number of fully diluted shares outstanding and include the share equivalent of the minority interest in our Operating Partnership, as the income attributable to the minority interest is also included.

	For the Three Months Ended		For the Year Ended
	December 31, 2014	Per Share	December 31, 2014	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$1,462	$0.05	$9,607	$0.43
Adjustments:
Core Total Revenue, Adjustments	2,503		2,652
Core Other Expenses, net Adjustments	2,963		7,846
Net loss attributable to minority interest	18		163
Non-cash benefit for taxes	182		9

Core Earnings(1)	$7,128	$0.27	$20,277	$0.93

(1)	Core Earnings per share for the quarter and for the year ended December 31, 2014 are based on 26,179,148 shares and 21,870,184 shares, respectively, which represent the weighted average number of fully diluted shares outstanding and include the share equivalent of the minority interest in our Operating Partnership, as the income attributable to the minority interest is also included.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For Three Months Ended		For Year Ended
	2015	2014	2015	2014
Revenue:
Interest Income, Financing receivables	$10,794	$7,097	$37,404	$23,178
Interest Income, Investments	375	518	1,493	3,772
Rental Income	2,467	1,578	9,107	3,175
Gain on sale of receivables and investments	2,269	3,642	9,224	13,250
Fee income	290	168	1,451	1,900

Total Revenue	16,195	13,003	58,679	45,275

Investment interest expense	(7,445)	(5,467)	(26,385)	(16,655)
Provision for credit losses	—	—	—	—

Total Revenue, net of investment interest expense and provision	8,750	7,536	32,294	28,620

Compensation and benefits	(4,617)	(2,870)	(16,788)	(10,518)
General and administrative	(1,689)	(1,518)	(6,462)	(5,550)
Acquisition costs	—	(1,353)	—	(2,456)
Other, net	(206)	(126)	(794)	(300)
Gain (loss) from equity method investments	63	—	(98)	—

Other Expenses, net	(6,449)	(5,867)	(24,142)	(18,824)

Net income before income taxes	2,301	1,669	8,152	9,796
Income tax (expense) benefit	(41)	(189)	(118)	(26)

Net Income	$2,260	$1,480	$8,034	$9,770

Net income attributable to non-controlling interest holders	14	18	76	163

Net Income attributable to controlling shareholders	$2,246	$1,462	$7,958	$9,607

Basic earnings per common share	$0.05	$0.05	$0.21	$0.43

Diluted earnings per common share	$0.05	$0.05	$0.21	$0.43

Weighted average common shares outstanding—basic	35,848,473	24,875,582	30,761,151	20,656,826
Weighted average common shares outstanding—diluted	35,848,473	24,875,582	30,761,151	20,656,826

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2015	December 31, 2014
Assets
Financing receivables	$783,967	$552,706
Financing receivables held-for-sale	60,376	62,275
Investments available-for-sale	29,017	27,273
Real estate	128,769	90,907
Real estate related intangible assets	26,930	23,058
Equity method investments in affiliates	318,769	143,903
Cash and cash equivalents	42,645	58,199
Other assets	79,148	50,361

Total Assets	$1,469,621	$1,008,682

Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other	$17,875	$11,408
Deferred funding obligations	108,499	88,288
Credit facility	247,350	315,748
Asset-backed nonrecourse debt (secured by assets of $718 million and $248 million, respectively)	563,189	206,671
Other nonrecourse debt (secured by financing receivables of $97 million and $108 million, respectively)	100,602	112,525

Total Liabilities	1,037,515	734,640

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 37,010,603 and 26,377,111 shares issued and outstanding, respectively	370	264
Additional paid in capital	482,431	293,635
Retained deficit	(52,701)	(25,006)
Accumulated other comprehensive (loss) income	(1,905)	406
Non-controlling interest	3,911	4,743

Total Equity	432,106	274,042

Total Liabilities and Equity	$1,469,621	$1,008,682

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